CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-151426, 333-39005, and 333-39007 on Form S-8, Registration Statements No. 333-79557, 333-91956, 333-121141 and 333-39003 on Form S-8, as amended by post-effective Amendment No. 1 to each such registration statement, and Registration Statement No. 333-67610  on Form S-8, as amended by post-effective Amendments No. 1 and No. 2 to such registration statement, of our report, dated February 18, 2011, relating to the consolidated financial statements and financial statement schedule of Intermec, Inc. and the effectiveness of Intermec, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Intermec, Inc. for the year ended December 31, 2010.

/s/ Deloitte & Touche LLP

Seattle, Washington
February 18, 2011